Exhibit 107
Calculation of Filing Fee Table
FORM S-3
(Form Type)
NEWTEKONE, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Common stock, par value $0.02 per share	Rule 457(o)	(1)(2)	(3)	(3)		(1)
	Equity	Preferred Stock, par value $0.02 per share	Rule 457(o)	(1)	(3)	(3)		(1)
	Other	Depositary Shares(4)	Rule 457(o)	(1)	(3)	(3)		(1)
	Other	Subscription Rights(5)	Rule 457(o)	(1)	(3)	(3)		(1)
	Other	Warrants	Rule 457(o)	(1)	(3)	(3)		(1)
	Debt	Debt Securities	Rule 457(o)	(1)	(3)	(3)		(1)
	Other	Units	Rule 457(o)	(1)	(3)	(3)		(1)(7)
Total Offering Amounts						$500,000,000	.0001102	$55,100.00
Total Fees Previously Paid								N/A
Total Fee Offsets								$0
Net Fees Due								$55,100.00

(1)    The amount to be registered consists of up to $500,000,000 of an indeterminate amount of common stock, preferred stock, depositary shares, subscription rights, warrants, debt securities, and/or units.

(2)    Includes such indeterminate number of shares of the Registrant’s common stock as may, from time to time, be issued upon conversion or exchange of other securities registered hereunder, to the extent any such securities are, by their terms, convertible or exchangeable for common stock.

(3)    The proposed maximum offering price per security will be determined, from time to time by the Registrant in connection with the sale of the securities registered under this Registration Statement.

(4)    Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt

(5)    Subscription rights will represent rights to purchase shares of common stock, preferred stock, depositary shares or senior or subordinated debt securities or other securities.

(6)    Warrants will represent rights to purchase common stock, preferred stock, depositary shares or senior or subordinated debt securities or other securities.

(7)    Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered pursuant to this registration statement, which may or may not be separable from one another. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	Filing Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fees Offset Claims
Fees Offset Sources
Rule 457(p)
Fee Offset Claims
Fees Offset Sources